UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2019

CEDAR FAIR, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	1-9444	34-1560655
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

One Cedar Point Drive, Sandusky, Ohio		44870-5259
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (419) 626-0830

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 10, 2019, Tom Klein, a member of the Board of Directors (the “Board”) of Cedar Fair Management, Inc., the general partner of Cedar Fair, L.P. (the “Partnership”), resigned as a member of the Board effective immediately. Mr. Klein served on the Nominating and Corporate Governance Committee of the Board. Mr. Klein advised the Partnership that his decision to resign from the Board was not the result of any disagreement with the Partnership on any matter relating to our operations, policies, or practices.

On that same date, the Board elected Richard Zimmerman, who currently serves as our President and Chief Executive Officer, to replace Mr. Klein on the Board. Mr. Zimmerman will serve for the remainder of Mr. Klein’s term as a Class III director expiring at the 2020 Annual Meeting of Limited Partner Unitholders. As of this filing, we do not expect Mr. Zimmerman to be named to any committees of the Board. Mr. Zimmerman receives compensation in connection with serving as our President and Chief Executive Officer, and we did not modify his existing compensation arrangements or award him additional compensation for serving as a director in connection with his appointment to the Board.

Item 7.01.	Regulation FD Disclosure.
A copy of the press release announcing these changes is furnished herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
99.1	News release of Cedar Fair, L.P. dated April 11, 2019 (furnished herewith in relation to Item 7.01)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEDAR FAIR, L.P.
By Cedar Fair Management, Inc., General Partner

Date:	April 11, 2019	By:	/s/ Brian C. Witherow
Brian C. Witherow Executive Vice President and Chief Financial Officer